Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement pertaining to the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan on Form S-8 of our report dated March 2, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the EnPro Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
May 8, 2009